UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2015

VARONIS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36324	57-1222280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Broadway, 31st Floor New York, NY 10001	10001
(Address of Principal Executive Offices)	(Zip Code)

(877) 292-8767

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2015, the Board of Directors (the “Board”) of Varonis Systems, Inc. (the “Company”) accepted the resignation of Mr. Erez Shachar as a member of the Board and elected Mr. Ofer Segev to fill the resulting vacancy on the Board as a Class I director effective as of February 26, 2015. The resignation was not due to any disagreement with the Company, the Board or the Company’s management. Mr. Segev will serve until the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) or until his resignation or death, if earlier, and (along with the Company’s other Class I director) will be considered for election by the Company’s stockholders at the 2015 Annual Meeting. Mr. Segev was appointed to serve on the Board’s Audit Committee, replacing Mr. Shachar.

Mr. Segev is the Vice President of Finance and Chief Financial Officer of AudioCodes Limited, a company publicly traded on the NASDAQ Global Select Market, and has served in such position since November 2014. Mr. Segev has over 25 years of management experience in the high-tech and services sectors. Most recently, Mr. Segev served as the Chief Executive Officer and as a director of Ness Technologies Srl from 2012-2013. Previous to this position, he was the Chief Financial Officer of Ness from 2007 to 2012. Mr. Segev holds a B.A. in economics and accounting from Bar-Ilan University in Israel and has studied at the Kellogg School of Management at Northwestern University.

There is no family relationship between Mr. Segev and any of the Company’s other officers or directors. Further, there are no understandings or arrangements between Mr. Segev and any other person pursuant to which Mr. Segev was selected as a director. Finally, there have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant, in which Mr. Segev had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARONIS SYSTEMS, INC.

Dated: March 3, 2015	By:	/s/ Yakov Faitelson
	Name:	Yakov Faitelson
	Title:	Chief Executive Officer and President